Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES TERMINATION OF SALE AND LEASEBACK OF HILTI COMPLEX WITH TG OTC, LLC

TULSA, OK, July 31, 2025 Educational Development Corporation (“EDC”, the “Company” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that on July 28, 2025, the Company received notice from TG OTC, LLC (“Purchaser” or “Buyer”) that they exercised their right to terminate the Purchase and Sale agreement, to purchase the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”). The original purchase agreement was executed on May 14, 2025.

Per Craig White, President and Chief Executive Officer, “We recently received notification from TG OTC, LLC that they exercised their right to terminate the agreement at the end of the due diligence period. We continue to work diligently with our brokers, bank advisor, and bank to evaluate other offers received during the initial marketing period and new potential offers. We are also evaluating other financing options. Keep in mind that when we first listed the Hilti Complex for sale we owed approximately $28.9 million on the complex. Since then, we have paid down our debts owned on the complex by $2.8 million and currently owe $26.1 million, further improving our balance sheet and the net value of the complex.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522